

Yoshitomo Nara (b. 1959)



Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.

WATCH VIDEO

Price Appreciation of Similar Works

22.0%

Initial Offering Price

$7,215,000

Similar Sales



$5.0m
$4.0m
$3.0m
$2.0m
$1.0m
$0.0m
03
06
09
12
15
18
21

Investment Overview

Offering Circular	sec.gov/edgar
Auction History	moderate 20 years
2021 Auction Sales	significant $136,682,353
Repeat Sales	view

84% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING



Yoshitomo Nara

- Yoshitomo Nara is an internationally recognized artist who received his first solo museum exhibition in mainland China, which opened on March 5, 2022.
- In 2019, Sotheby's sold Yoshitomo Nara's *Knife Behind Back* (2000) for a record-setting $25 million in Hong Kong. Since that sale, ARTnews has labeled Nara as an in-demand staple in international contemporary art auctions.
- This Painting is a medium-scale, half-length portrait of a child with a paper bandage collaged over their left eye, rendered in Yoshitomo Nara's signature and commercially successful "kowa kowaii" or 'creepy cute' style.
- The Painting has a favorable exhibition history and was notably included in the artist's first solo exhibition in New York, which opened in 2010 at the *Asia Society*, a show that bolstered the artist's global presence.
- In our research, we found only ten eyepatch portrait paintings created by Nara to date, making this Painting a rare example of this specific style of execution.
- Large half length portraits hold 5 of the artist's top 10 records at auction, including the two records shown below:
  1. *Can't Wait 'til the Night Comes* (2012), which sold for $11,696,982 in November 2019
  2. *Under the Hazy Sky* (2012), which sold for $8,826,710 in October 2021





Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales
$136,682,353

2021 Number of Lots Sold
623

YOSHITOMO
NARA

b. 1959, JAPAN



$7,215,000

INITIAL OFFERING

22.0%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic, paper, and tape on canvas | 46 × 36 in. (117 × 92 cm.)

Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today.

The Painting, created in 2007, is a medium-scale, half-length portrait by Yositomo Nara of a child with a paper bandage collaged over their left eye. Nara's most recognizable, young subjects first appeared on his canvases in the early 1990s, and on occasion, have been painted holding a paintbrush, small knife or in various bandages. To the best of our ability to determine, the artist has created ten eyepatch portrait paintings, to date. His first eyepatch portrait, which was a work on paper, was humorously titled *Sorry I couldn't Draw the Left Eye!* (2003). The Painting has never been offered for sale at auction, and was notably included in the first solo exhibition of Nara's work in New York. A comparable, similarly sized eyepatch portrait, *Wounded* (2014), was included in the 2021 retrospective at the Los Angeles Museum of Art. According to the artist's online catalog raisonne, just over 600 works on canvas exist as of April 22, 2022. Of these, works similar to the Painting are some of the most desirable, and medium-scale portraits in Nara's signature style, which measure less than 50 inches in height, have realized prices in excess of $10 million at auction including: *Hothouse Doll (in the white room - III)* (1995) which sold for HKD 103,115,000 ($13,303,278) on December 3, 2020, at Phillips Hong Kong, and *Frog Girl* (1998) which sold for HKD 96,284,000 ($12,398,394) on April 19, 2021, at Sotheby's Hong Kong. As of March 2, 2022, large half length portraits hold five of the artist's top ten records at auction, including: *Can't Wait 'til the Night Comes* (2012), which sold for HKD 92,875,000 ($11,896,982) on November 23, 2019, at Christie's, Hong Kong and *Under the Hazy Sky* (2012), which sold for HKD 68,708,000 ($8,826,710) on October 9, 2021, at Sotheby's Hong Kong. The Painting's subject, composition, execution and exhibition history make this a particularly commercial work by the artist.

In 2001, the Yokohama Museum of Art opened "I Don't Mind, If You Forget Me," an exhibition which provided an extensive introduction to Nara's multi-disciplinary practice which spans painting, drawing, photography, installation, and sculpture. In 2010, the Asia Society of New York opened a retrospective of the artist's work which piqued the interest of Pace Gallery, who subsequently brought the artist into their program. The Tokyo Municipal Museum of Art hosted a mid-career survey in 2017 and in 2021, the Los Angeles Museum of Contemporary Art opened an extensive retrospective of over 100 paintings and 700 works on paper. The exhibition focused on the profound influence of music on the artist's practice and traveled to the Yuz Museum, Shanghai, the Guggenheim, Bilbao and Kunsthal, Rotterdam. Nara's work has been collected by numerous prominent institutions, including the Museum of Modern Art in New York, the British Museum and The National Museum of Art in Osaka. As of April 22, 2022, Yoshitomo Nara is represented by Pace Gallery in New York, and Blum and Poe Gallery in Los Angeles. Between 2002 and 2021 demand for Nara's works have rapidly increased, with the average hammer price for his works increasing from $26,250 in 2002 to $1,707,124 in 2021. As of April 22, 2022, the artist's top auction records are led by large, full length portraits in the artist's signature style including *Knife Behind Back* (2000), which sold for HKD 195,696,000 ($24,949,674) on October 6, 2019, at Sotheby's, Hong Kong, *Missing in Action* (2000) which sold for HKD 123,725,000 ($15,944,440) on June 8, 2021, at Phillips & Polly, Hong Kong, and *Nice to See You Again* (1996) which sold for $15,430,800 on November 18, 2021, at Sotheby's, New York.

AS OF APRIL 22, 2022, THE ARTIST'S TOP AUCTION RECORDS ARE LED BY *KNIFE BEHIND BACK* (2000), WHICH SOLD FOR HKD 195,696,000 ($24,949,674) ON OCTOBER 6, 2019 AT SOTHEBY'S, HONG KONG, *MISSING IN ACTION* (2000) WHICH SOLD FOR HKD 123,725,000 ($15,944,440) ON JUNE 8, 2021 AT PHILLIPS & POLLY, HONG KONG, AND *NICE TO SEE YOU AGAIN* (1996) WHICH SOLD FOR $15,430,800 ON NOVEMBER 18, 2021 AT SOTHEBY'S, NEW YORK.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$5M
$3.8M
$2.5M
$1.3M
2003
2004
2005
2007
2008
2009
2010
2012
2013
2014
2015
2017
2018
2019

Yoshitomo Nara is one of the most beloved and recognizable Japanese artists working today. Born as the youngest of three boys in the rural Aomori prefecture, Nara's childhood was a lonely one, and he often spent time with his imagination, Japanese TV, and comic books for company. In 1987, Nara graduated from Aichi University in Nagoya, Japan with a BFA and MFA, and continued his art education in Germany at the Kunstakademie Düsseldorf, where he studied from from 1988 to 1993. Around 1993, Nara began to focus primarily on painting and developed his signature style between 1995 and 1998. Nuanced depictions of children, in their myriad of emotional states, represent the most consistent motif within Nara's oeuvre, and he is best known for the kowa kawaii, or "creepy-cute" aesthetic.Their stylistic variations often reflect the music Nara was listening to at the time of their creation, and range from leering punks to starry eyed innocents. During the mid to late 1990s, Nara exhibited and traveled widely throughout Asia, Europe and the United States, and in 1995, he gained representation through the Los Angeles based Blum & Poe gallery. In 2000, Nara left Germany and returned to Japan where he began to associate with Superflat, a collective of contemporary artists founded by Takashi Murakami, known for their use of bright palettes and critique of popular culture. The artist's return to Japan coincided with a surge of international interest in Japanese pop culture and marked a turning point in his career.



YOSHITOMO NARA



YOSHITOMO NARA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Yoshitomo Nara with the following criteria: Paintings on canvas which measure between 25 inches by 25 inches to 65 inches by 65 inches and depict subjects with open eyes, in bust or half-length portrait format, where the subject's hands are not visible. Excluded from the set were works that are: confirmed to be a study, such as "Study for Miss Spring" (2012); on paper laid to canvas such as "Punch Me Harder" (2000), executed with a thick outline such as "A Little Kamikaze" (1993), "Cardboard Tank - 2" (1994), and "Cardboard Tank 3" (1994) or depict a head without a body. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 22.0% CAGR implied from selected sales occurring from November 13, 2003 to October 6, 2019.